Exhibit 99.01

CANNASYS, INC. PROUD TO ANNOUNCE
MILE HIGH BRANDS' PARTNERSHIP WITH O.PENVAPE

O.penVAPE Partners With 7 Time GRAMMY Winner Ziggy Marley,
Producing Branded Vaporizers for Dry Herb and Oil

DENVER, May 06, 2016 (GLOBE NEWSWIRE) -- CannaSys, Inc. (OTC:MJTK)

The leader in vapor technology, O.penVAPE, in association with Mile High Brands, is announcing a collaboration with seven-time GRAMMY winner and Reggae icon Ziggy Marley. O.penVAPE will design, distribute, manufacture and market a new line of branded vaporizers, for both oil and dry herb.

The Ziggy Marley Conscious Party Dry Herb Vaporizer has variable temperature settings and corresponding LED lights. Other features include a tactile wood grain design and pocket-sized portability. The Ziggy Marley go.penplus is a load-your-own concentrate portable vaporizer. It offers the ability to vape a wide variety of concentrates, including oil.

Marley said "I am thrilled to collaborate with O.penVAPE as they are leaders in their field. For me, the greatest piece of this partnership is that we are collectively giving back to the community; to benefit those who are less fortunate. I look forward to a positive and conscious relationship."

"We are excited about the potential opportunities that this partnership possesses," states Ralph Morgan, CEO of O.penVAPE. "We believe that it's a good fit for both brands and something that our fans will get excited about."

Fans can expect additional products to be released with sustainability in mind, forward thinking design and Ziggy Marley's signature influence. A portion of proceeds from both pens will go to U.R.G.E (Unlimited Resources Giving Enlightenment), his nonprofit organization that focuses on uplifting children's lives through education around the world.

About O.PenVape
Denver-based O.penVAPE is the leader in vapor technology and is currently operating in nine states. O.penVAPE distributes products through a network of affiliates licensed to sell O.penVAPE vaporizer devices and related products. Visit O.penVAPE's website for more information.

About CannaSys, Inc.
CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and regulated cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For more information, please visit www.cannasys.com.

About Mile High Brands
Mile High Brands is not a traditional talent management company. Mile High Brand's services focus on licensing, celebrity endorsements, brand development, advertising, product placement, sales, marketing in traditional retail outlets and social media. Mile High Brands prides itself on having strong relationships with its celebrities, manufacturing companies, distribution and retail companies. Mile High Brands has distribution and retail worldwide.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys's products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel:  720.420.1290
Email: michael.tew@cannasys.com
Web:  www.cannasys.com
Source: CannaSys, Inc.